UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

(Date of earliest event reported):  December 22, 2011

Tanger Factory Outlet Centers, Inc.
Tanger Properties Limited Partnership
(Exact Name of Registrant as Specified in Charter)

North Carolina North Carolina (State or Other Jurisdiction of Incorporation)	1-11986 333-03526-01 (Commission File Number)	56-1815473 56-1822494 (IRS Employer Identification No.)

3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)
3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (336) 292-3010

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Deer Park

Tanger Properties Limited Partnership (the "Operating Partnership"), the operating partnership of Tanger Factory Outlet Centers, Inc. (together with the Operating Partnership, the "Company"), has a one-third interest in a joint venture established to develop, own and operate a shopping center in Deer Park, New York (“Deer Park”). On December 22, 2011, Deer Park closed on the refinancing of the construction mortgage and mezzanine loans to the joint venture. These loans matured on May 17, 2011 with an aggregate principal amount outstanding totaling $266.9 million, and Deer Park was given notices of default on behalf of various lenders. At the closing, Deer Park made a paydown of $20.0 million on the principal amount of the construction mortgage bringing the new balance outstanding to $231.9 million. The principal balance on the mezzanine loan remained at $15.0 million. The new interest rates for the construction mortgage and mezzanine loan are LIBOR plus 3.50% and LIBOR plus 5.00%, respectively. Each of the three partners made an equity contribution to Deer Park prior to closing of $6.4 million. The $20.0 million paydown was made from a combination of these three contributions totaling $19.2 million and cash available within the Deer Park joint venture. The maturity date of both the construction mortgage and the mezzanine loan is May 17, 2014. Subject to satisfaction of certain conditions, the maturity date may be be extended to May 17, 2015. The principal amount of the loans are generally non-recourse to the Company. The Company and its two joint venture partners have each, jointly and severally, provided limited customary guarantees, including the guarantee of the payment of interest (but not principal) on the loans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 30, 2011

TANGER FACTORY OUTLET CENTERS, INC.

By:    /s/ Steven B. Tanger
Steven B. Tanger.
President and Chief Executive Officer

TANGER PROPERTIES LIMITED PARTNERSHIP

By:  TANGER GP TRUST, sole general partner

By:  /s/ Steven B. Tanger
Steven B. Tanger
President and Chief Executive Officer